Exhibit 99.1

GLOBAL PARTNERS LP

Global Partners LP Announces Private Offering of Senior Notes

WALTHAM, Mass., June 10, 2025 – Global Partners LP (NYSE: GLP) (“Global”) today announced that it intends to commence a private offering to eligible purchasers, subject to market and other conditions, of $400 million in aggregate principal amount of senior unsecured notes due 2033 (the “Senior Notes”). The Senior Notes will be co-issued by GLP Finance Corp. and guaranteed by certain other subsidiaries of Global.

Global intends to use the net proceeds from the offering of the Senior Notes, together with cash on hand, if necessary, to fund the purchase of its outstanding $400 million aggregate principal amount of 7.00% senior notes due 2027 (the “2027 Notes”) in a cash tender offer (the “Tender Offer”). The Tender Offer is being made pursuant to an Offer to Purchase and Notice of Guaranteed Delivery, each dated June 10, 2025. To the extent the Tender Offer is not completed or is completed but Global purchases less than all of the 2027 Notes in the Tender Offer, Global intends to use any remaining net proceeds from the offering of the Senior Notes to redeem any 2027 Notes that remain outstanding on or about August 1, 2025.

The Senior Notes will be offered only to persons reasonably believed to be qualified institutional buyers in reliance upon Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and non-U.S. persons in transactions outside the United States in reliance upon Regulation S under the Securities Act.

The Senior Notes have not been and will not be registered under the Securities Act or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws.

This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, the Senior Notes, nor shall there be any sale of the Senior Notes in any state in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. This announcement shall not constitute an offer to purchase, or the solicitation of an offer to sell, the 2027 Notes, nor shall it constitute a notice of redemption with respect to the 2027 Notes.

About Global Partners LP

Building on a legacy that began more than 90 years ago, Global Partners has evolved into a Fortune 500 company and industry-leading integrated owner, supplier, and operator of liquid energy terminals, fueling locations, and guest-focused retail experiences. Global operates or maintains dedicated storage at 54 liquid energy terminals—with connectivity to strategic rail, pipeline, and marine assets—spanning from Maine to Florida and into the U.S. Gulf States. Through this extensive network, the company distributes gasoline, distillates, residual oil, and renewable fuels to wholesalers, retailers, and commercial customers. In addition, Global owns, operates and/or supplies approximately 1,700 retail locations across the Northeast states, the Mid-Atlantic, and Texas, providing the fuels people need to keep them on the go at their unique guest-focused convenience destinations. Recognized as one of Fortune’s Most Admired Companies, Global Partners is embracing progress and diversifying to meet the needs of the energy transition.

Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements,” including statements regarding the expected terms of the offering of the Senior Notes and the Tender Offer and the intended use of proceeds from the offering of the Senior Notes. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Global’s current expectations and beliefs concerning future developments and their potential effect on Global. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting Global will be those that it anticipates. Forward-looking statements involve significant risks and uncertainties (some of which are beyond Global’s control) and assumptions that could cause actual results to differ materially from Global’s historical experience and present expectations or projections. We believe these assumptions are reasonable given currently available information. The assumptions and future performance are subject to a wide range of business risks, uncertainties and factors, which are described in our filings with the Securities and Exchange Commission (the “SEC”).

For additional information regarding known material factors that could cause actual results to differ from Global’s projected results, please see Global’s filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Global undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Source: Global Partners LP

Contacts

Gregory B. Hanson

Chief Financial Officer

Global Partners LP

(781) 894-8800

Sean T. Geary

Chief Legal Officer and Secretary

Global Partners LP

(781) 894-8800